Exhibit 99.1

For Immediate Release

Ruth’s Hospitality Group, Inc. Reports Fourth Quarter and

Full Year 2017 Financial Results

– Fourth Quarter Comparable Restaurant Sales Increase 1.5% on a Comparable 14-Week Basis–

– Company Announces 22% Increase in Quarterly Dividend to $0.11 per Share –

– Completed Acquisition of Hawaii Franchised Operations –

WINTER PARK, Fla.—(BUSINESS WIRE)—February 21, 2018—Ruth’s Hospitality Group, Inc. (the “Company”) (NASDAQ: RUTH) today reported unaudited financial results for its 14-week fourth quarter and 53-week full year ended December 31, 2017, and announced a quarterly cash dividend of $0.11 per share to be paid in the first quarter of 2018.

Highlights for the 14-week fourth quarter of 2017 compared to the 13-week fourth quarter of 2016 were as follows:

•

The Company reported net income of $9.6 million, or $0.31 per diluted share, in the fourth quarter of 2017, compared to net income of $9.2 million, or $0.30 per diluted share, in the fourth quarter of 2016.

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Income from continuing operations in the fourth quarter of 2017 was $9.6 million, or $0.31 per diluted share, compared to income from continuing operations of $9.4 million, or $0.31 per diluted share, in the fourth quarter of 2016.

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The Company’s fourth quarter of 2017 consisted of 14 weeks compared to 13 weeks in the fourth quarter of 2016.  The Company estimates that the extra week increased earnings in the fourth quarter of 2017 by approximately $0.06 per share.

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Net income in the fourth quarter of 2017 included a $3.9 million non-cash charge related to the impairment of assets at one restaurant location and $0.6 million in deal-related expenses associated with the acquisition of our Hawaiian franchisee.

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The Tax Cuts and Jobs Act, also known as H.R. 1, was signed into law on December 22, 2017.  This act will significantly lower the Company’s tax rate and reduced the value of the Company’s deferred tax assets by $1.1 million.  Additionally during the fourth quarter, the Company recorded income tax expense of $0.1 million related to other discrete state income tax items. Combined, these discrete income tax items reduced net income by $1.2 million, or $0.04 per diluted share.

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Excluding these adjustments, as well as the results from discontinued operations, non-GAAP diluted earnings per common share were $0.44 in the fourth quarter of 2017, compared to $0.31 in the fourth quarter of 2016. The Company believes that non-GAAP diluted earnings per common share provides a useful alternative measure of financial performance. Investors are advised to see the attached Reconciliation of non-GAAP Financial Measure table for additional information.

•	During the fourth quarter the Company repurchased 450 thousand shares of common stock under its current share repurchase program.
•	One Company-owned Ruth’s Chris Steak House restaurant opened in suburban Denver, CO in the fourth quarter of 2017.

Michael P. O'Donnell, Chairman and Chief Executive Officer of Ruth's Hospitality Group, Inc., noted, “I am pleased to report a return to positive traffic during the fourth quarter, and am proud that 2017 marked our 8th consecutive year of positive comparable restaurant sales.  These results would not be possible without our incredibly dedicated team members and franchise partners.”

O’Donnell added, “During the quarter we also welcomed our six Hawaii restaurants to our corporate family and we are encouraged as we move forward together in 2018.”

Review of Fourth Quarter 2017 Operating Results

Total revenues in the 14-week fourth quarter of 2017 were $124.1 million, an increase of 15.3% compared to $107.6 million in the 13-week fourth quarter of 2016.

Company-owned Sales

•	Company-owned comparable restaurant sales increased 1.5% on a comparable 14-week basis, which consisted of a traffic increase of 0.8%, as measured by entrees, and an average check increase of 0.7%.
•	Average unit weekly sales were $117.4 thousand in the fourth quarter of 2017, compared to $114.5 thousand in the fourth quarter of 2016.
•

77 Company-owned Ruth’s Chris Steak House restaurants were open at the end of the fourth quarter of 2017, compared to 68 Ruth’s Chris Steak House restaurants at the end of the fourth quarter of 2016.  Total operating weeks for the fourth quarter of 2017 increased to 1,000 from 884 in the fourth quarter of 2016.

Franchise Income

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Franchise income in the fourth quarter of 2017 was $4.7 million, a decrease of 3.3% compared to $4.8 million in the fourth quarter of 2016.  The decrease in franchise income was driven primarily by the acquisition of the Hawaii restaurant locations, partially offset by a 0.7% increase in comparable franchise restaurant sales.

•	76 franchisee-owned restaurants were open at the end of the fourth quarter of 2017 compared to 80 at the end of the fourth quarter of 2016.

Operating Expenses

•	Food and beverage costs, as a percentage of restaurant sales, increased 55 basis points to 29.3%, primarily driven by a 4% increase in total beef costs.
•

Restaurant operating expenses, as a percentage of restaurant sales, decreased 80 basis points to 44.6%.  The decrease was primarily driven by leverage related to the 14th week and performance-based compensation.

•	General and administrative expenses, as a percentage of total revenues, decreased 115 basis points to 7.6% driven primarily by leverage of fixed costs related to the 14th week and a reduction in performance-based compensation, partially offset by $0.6 million of deal-related expenses for the Hawaii acquisition.
•	Marketing and advertising costs, as a percentage of total revenues, decreased 100 basis points, primarily due to a planned shift of marketing spend across the quarters.
•	Pre-opening costs, as a percentage of total revenues, increased 14 basis points to 0.4% driven by the timing of new restaurant openings.

Franchisee Acquisition

On December 12, 2017, the Company completed the previously announced acquisition of six franchised Ruth’s Chris Steak House restaurants in Hawaii for approximately $35 million in cash.  The acquisition was funded with debt through the Company’s senior credit facility.

Highlights for the 53-week Full Fiscal Year 2017 were as follows:

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The Company reported net income of $30.1 million, or $0.97 per diluted share for the full fiscal year 2017, compared to net income of $30.5 million, or $0.95 per diluted share for the full fiscal year 2016.

-	Income from continuing operations in 2017 was $30.2 million, or $0.98 per diluted share, compared to income from continuing operations of $30.8 million, or $0.96 per diluted share, in fiscal 2016.
-	The Company’s fiscal 2017 consisted of 53 weeks compared to 52 weeks in fiscal 2016. The Company estimates that the extra week increased earnings in fiscal 2017 by approximately $0.06 per share.
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Net income in 2017 included a $3.9 million non-cash charge related to the impairment of assets at one restaurant location and $0.6 million in deal-related expenses associated with the acquisition of our Hawaiian franchisee.

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The Tax Cuts and Jobs Act, also known as H.R. 1, was signed into law on December 22, 2017.  This act will significantly lower the Company’s tax rate and reduced the value of the Company’s deferred tax assets by $1.1 million.  Additionally, the Company recorded income tax expense of $0.1 million related to other discrete state income tax items. Combined, these discrete income tax items reduced net income by $1.2 million, or $0.04 per diluted share.

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Net income in 2016 included a $0.2 million income tax charge related to certain discrete income tax items as well as an adjustment of $0.3 million related to restaurant closing costs and accrual of prior year’s rent dispute costs.

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Excluding these adjustments, as well as the results from discontinued operations, non-GAAP diluted earnings per common share were $1.10 in fiscal 2017, compared to $0.97 in fiscal 2016. The Company believes that non-GAAP diluted earnings per common share provides a useful alternative measure of financial performance. Investors are advised to see the attached Reconciliation of non-GAAP Financial Measure table for additional information.

•	During the year, the Company repurchased 1.2 million shares of common stock under its current and previous share repurchase programs.

Review of Fiscal Year 2017 Operating Results

Total revenues in fiscal 2017 increased 7.5% to $414.8 million compared to $385.9 million in the prior year.

Company-owned Sales

•	For fiscal 2017, Company-owned comparable restaurant sales increased 1.0% on a comparable 53-week basis, which consisted of an average check increase of 1.0%, and flat traffic.
•	Average unit weekly sales were $105.1 thousand for fiscal 2017, an increase of 1.0% compared to $104.1 thousand in fiscal 2016.
•	Total operating weeks for fiscal 2017 increased to 3,715 from 3,489 in fiscal 2016. Total operating weeks exclude discontinued operations.

Franchise Income

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Franchise income in fiscal 2017 was up 1.4% to $17.5 million compared to $17.3 million in fiscal 2016.  The increase in franchise income was due to new franchise restaurant openings in fiscal 2017 and a 1.3% increase in comparable franchise restaurant sales.

Operating Expenses

•	Food and beverage costs, as a percentage of restaurant sales, increased 32 basis points to 29.8%, primarily due to an increase in total beef costs of 4.2%.
•	Restaurant operating expenses, as a percentage of restaurant sales, decreased 14 basis points to 47.5% primarily driven by performance-based compensation.
•	Marketing and advertising costs, as a percentage of total revenues, increased 11 basis points to 3.1%.
•	General and administrative expenses, as a percentage of total revenues, decreased 28 basis points to 7.9% driven primarily by leverage related to the 53rd week.
•	Pre-opening costs in fiscal 2017 were flat year-over-year at $2.0 million.

Development Update

During the fourth quarter of 2017, the Company opened its fourth new Company-managed restaurant of the year in suburban Denver, CO.  In 2018 the Company expects to open a new restaurant in Jersey City, NJ in the third quarter.

Also during the fourth quarter of 2017, our franchisee in Hawaii opened a restaurant on Kauai prior to the closing of the sale to the Company.  Additionally, a franchise partner relocated its restaurant in Mississauga, Canada during the fourth quarter of 2017.  Looking to 2018, new franchised restaurants are expected to open in Fort Wayne, IN in the second quarter, and in Markham, Ontario in the fourth quarter.

Share Repurchase and Debt

During the fourth quarter of 2017, the Company repurchased approximately 450 thousand shares of common stock under its current share repurchase program, for approximately $9.3 million or an average price of $20.77 per share.

For the full year, the Company repurchased approximately 1.2 million shares of common stock under its current share repurchase program, for approximately $23.9 million or an average price of $20.43 per share.  At the end of 2017, the Company had approximately $50.7 million remaining under its current authorization.  Since the beginning of 2014, the Company has repurchased an aggregate of 6.7 million shares for approximately $108.1 million under the current and prior share repurchase programs.

At the end of fiscal 2017, the Company had $50.0 million in debt outstanding, and availability of $35.8 million under its senior credit facility.

Quarterly Cash Dividend

Subsequent to the end of 2017, the Company’s Board of Directors approved the payment of a quarterly cash dividend to shareholders of $0.11 per share.  The dividend will be paid on March 22, 2018 to shareholders of record as of the close of business on March 8, 2018, and represents a 22% increase from the quarterly cash dividend paid in March of 2017.

Accounting Policy and Standard Changes

In 2018, the Company will be adopting ASU number 2014-09, which is generally referred to as the new revenue recognition standard.  The new standard will now require that advertising contributions received from franchised restaurants be recognized as franchise income.  In 2017, these contributions were credited against marketing expenses.  The impact of this standard change will increase franchise income in 2018 by approximately $1.5 million, and increase marketing and advertising expense by a similar amount.  Beginning in 2018, the Company will recognize initial franchise fees ratably over the franchise agreement term compared to the previous practice of recognizing the fees upon completion of all material obligations, which generally occurred upon the opening of the restaurant.  The overall impact of the change to the recognition of initial franchise fees is expected to be immaterial to the Company’s net results.  The Company is also evaluating whether certain discounts recognized on the sale of gift cards, historically recognized as a marketing expense, may potentially be reclassified as a reduction of revenue on the income statement.

The Company will also move administrative support costs that have been historically allocated to general and administrative expenses into the marketing line.  The net impact of this reclassification is neutral, but will increase marketing and advertising expenses and decrease general and administrative expenses by a similar amount.

Also in 2018, the Company is making a change to its policy on comparable restaurants.  The current approach is that a new restaurant is placed into the comp base in the first quarter after the restaurant is open for 15 months and this is measured quarterly.  The Company will be shifting to an 18 month period and will now measure annually.  This means that a restaurant will enter the comp group in the first quarter of the year if it has been open for 18 months.

Financial Outlook

Based on current information, Ruth's Hospitality Group, Inc. is providing its full year 2018 outlook based on a 52 week year ending December 30, 2018, as follows:

•	The 53rd week of 2017 made a particularly strong contribution to the Company’s earnings as it contained both Christmas Day and New Year’s Eve. Subsequently, the quarter to date fiscal comparison began the year approximately $3 million lower than 2017 and will lower fiscal comparable sales in the first quarter by approximately 300 basis points.
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The Easter holiday will shift back into the first quarter in 2018, from the second quarter in 2017.  The Company believes that first quarter comparable sales last year decreased by approximately 70 basis points due to the shift of Easter.

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The Hawaiian restaurants produced sales of nearly $35 million in 2017, and also generated $1.7 million in royalty revenues.  Additionally, this acquisition will add an incremental $3 million in annual depreciation driven by the purchase accounting for the assets and franchise territory rights.

•	Food and beverage costs of 29.0% to 31.0% of restaurant sales with total beef inflation of 3-5%
•	Restaurant operating expenses of 47.0% to 49.0% of restaurant sales
•	Marketing and advertising costs of 3.8% to 4.0% of total revenue
•	General and administrative expenses of $32 million to $34 million
•	Effective tax rate of 19% to 21%
•	Capital expenditures of $29 million to $31 million
•	Fully diluted shares outstanding of 30.5 million to 31.0 million (exclusive of any future share repurchases under the Company's share repurchase program)

The foregoing statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them.  We refer you to our recent filings with the Securities and Exchange Commission for more detailed discussions of the risks that could impact our financial outlook and our future operating results and financial condition.

Conference Call

The Company will host a conference call to discuss fourth quarter and full year 2017 financial results on Wednesday, February 21, 2018 at 8:00 AM Eastern Time.  Hosting the call will be Cheryl Henry, President and Chief Operating Officer and Arne G. Haak, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 323-794-2093. A replay will be available one hour after the call and can be accessed by dialing 412-317-6671; the password is 4609068. The replay will be available until Wednesday, February 28, 2018. The call will also be webcast live from the Company's website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth's Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steakhouse company in the U.S. as measured by the total number of Company-owned and franchisee-owned restaurants, with over 150 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

For information about our restaurants, to make reservations, or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. Forward-looking statements frequently are identified by the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “targeting,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Similarly, statements herein that describe the Company’s objectives, plans or goals, including with respect to new restaurant openings, strategy, financial outlook, capital expenditures, the reduction in our effective tax rate and the expected benefits of the Hawaii franchisee acquisition also are forward-looking statements. Actual results could differ materially from those projected, implied or anticipated by the Company’s forward-looking statements. Some of the factors that could cause actual results to differ include: reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; changes in economic conditions and general trends; the loss of key management personnel; the effect of market volatility on the Company’s stock price; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; harmful actions taken by the Company’s franchisees; a material failure, interruption or security breach of the Company’s information technology network; repeal or reduction of the federal FICA tip credit; unexpected expenses incurred as a result of the sale of the Mitchell’s Restaurants; the Company’s ability to protect its name and logo and other proprietary information; an impairment in the financial statement carrying value of the Company’s goodwill, other intangible assets or property; the impact of litigation; the restrictions imposed by the Company’s Credit Agreement; changes in, or the discontinuation of, the Company’s quarterly cash dividend payments or share repurchase program; unanticipated costs associated with the Hawaii franchisee acquisition; and the Company’s inability to successfully integrate the Hawaii franchisee restaurants into its operations. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2016, which is available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this presentation to reflect events or circumstances after the date hereof. You should not assume that material events subsequent to the date of this presentation have not occurred.

Unless the context otherwise indicates, all references in this report to the “Company,” “Ruth’s,” “we,” “us”, “our” or similar words are to Ruth’s Hospitality Group, Inc. and its subsidiaries. Ruth’s Hospitality Group, Inc. is a Delaware corporation formerly known as Ruth’s Chris Steak House, Inc., and was founded in 1965.

Investor Relations

Fitzhugh Taylor (203) 682-8261

ftaylor@icrinc.com

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income - Preliminary and Unaudited
(Amounts in thousands, except share and per share data)

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	December 31,	December 25,	December 31,	December 25,
	2017	2016	2017	2016

Revenues:
Restaurant sales	$117,392	$101,206	$390,434	$363,147
Franchise income	4,680	4,838	17,545	17,301
Other operating income	2,031	1,585	6,844	5,499
Total revenues	124,103	107,629	414,823	385,947
Costs and expenses:
Food and beverage costs	34,349	29,054	116,361	107,075
Restaurant operating expenses	52,398	45,973	185,444	172,999
Marketing and advertising	3,668	4,272	12,724	11,406
General and administrative costs	9,433	9,420	32,700	31,488
Depreciation and amortization expenses	3,906	3,527	14,995	13,434
Pre-opening costs	539	320	2,013	1,986
Loss on impairment	3,904	-	3,904	-
Total costs and expenses	108,197	92,566	368,141	338,388
Operating income	15,906	15,063	46,682	47,559
Other income (expense):
Interest expense, net	(300)	(355)	(821)	(1,154)
Other	19	(50)	53	10
Income from continuing operations before income tax expense	15,625	14,658	45,914	46,415
Income tax expense	6,036	5,250	15,669	15,660
Income from continuing operations	9,589	9,408	30,245	30,755
Income (loss) from discontinued operations, net of income taxes	(8)	(197)	(108)	(290)
Net income	$9,581	$9,211	$30,137	$30,465
Basic earnings per common share:
Continuing operations	$0.32	$0.31	$1.00	$0.97
Discontinued operations	-	(0.01)	(0.01)	(0.01)
Basic earnings per share	$0.32	$0.30	$0.99	$0.96
Diluted earnings per common share:
Continuing operations	$0.31	$0.31	$0.98	$0.96
Discontinued operations	-	(0.01)	(0.01)	(0.01)
Diluted earnings per share	$0.31	$0.30	$0.97	$0.95
Shares used in computing net income per common share:
Basic	29,947,096	30,609,313	30,346,999	31,670,189
Diluted	30,571,801	31,163,202	30,916,364	32,108,968
Dividends declared per common share	$0.09	$0.07	$0.36	$0.28

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

We prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per common share. This non-GAAP measurement was calculated by excluding certain items and  results from discontinued operations and certain discrete income tax items. We exclude the impact of the results from discontinued operations and restaurant closing costs and the impact of certain discrete income tax items because these items are not reflective of the ongoing operations of our business, and we exclude the impact of rent dispute costs because we do not expect to take similar accruals in the future.  This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with GAAP, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP financial measure is presented as supplemental information and not as an alternative to diluted earnings per share as calculated in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measure - Unaudited
(Amounts in thousands, except share data)

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	December 31,	December 25,	December 31,	December 25,
	2017	2016	2017	2016
GAAP net income	$9,581	$9,211	$30,137	$30,465
GAAP Income tax expense	6,036	5,250	15,669	15,660
GAAP (Income) loss from discontinued operations	8	197	108	290
GAAP Income from continuing operations before income tax expense	15,625	14,658	45,914	46,415
Adjustments:
Restaurant closing costs	-	-	-	148
(Settlement) accrual of prior years' rent dispute costs	-	-	-	130
Hawaii acquisition costs	619	-	619	-
Loss on impairment	3,904	-	3,904	-
Adjusted net income from continuing operations before income taxes	20,148	14,658	50,437	46,693
Adjusted income tax expense (1)	(7,755)	(5,250)	(17,388)	(15,769)
Impact of excluding certain discrete income tax items	1,160	239	913	165
Non-GAAP net income	$13,553	$9,647	$33,962	$31,089

GAAP diluted earnings per common share	$0.31	$0.30	$0.97	$0.95

Non-GAAP diluted earnings per common share	$0.44	$0.31	$1.10	$0.97

Weighted-average number of common shares outstanding - diluted	30,571,801	31,163,202	30,916,364	32,108,968

(1) Adjusted income tax is calculated by multiplying the Non-GAAP adjustments by our marginal federal and state income tax rates and adding or subtracting the result to/from our GAAP income tax expense.